Exhibit 99.1

Rex Energy Corporation Executes Sales Agreement for Its Southwestern Region Assets

STATE COLLEGE, Pa., Dec. 29, 2008 (GLOBE NEWSWIRE) — Rex Energy Corporation (“Rex Energy”) (Nasdaq:REXX) announced today that its wholly-owned subsidiary, Rex Energy I, LLC, has entered into a definitive purchase and sale agreement with Adventure Exploration Partners, LLC of Midland, Texas for the sale of its Southwestern Region assets for $18 million, subject to customary adjustments.

The assets consist of properties owned by the company in Texas and New Mexico, predominantly located in the Permian Basin. The sale includes approximately 10,000 net acres (15,000 gross acres), year-end 2007 proven reserves of 10.7 Bcfe, and approximately 1.6 MMcfe per day of production as of the end of the third quarter of 2008. The transaction is anticipated to close by February 27, 2009.

The sale of these non-core assets is part of the company’s strategic plan to focus its efforts and capital investment in Marcellus Shale exploration in the Appalachian Basin and the Lawrence Field ASP flood project in the Illinois Basin.

Benjamin W. Hulburt, President and Chief Executive Officer of Rex Energy, stated, “The proceeds from this transaction will be used to augment our cash flows in the funding of our planned capital expenditures in 2009, and will further enable the company to maintain a conservative balance sheet in the current environment of volatile commodity prices and uncertain economic conditions.”

KeyBanc Capital Markets, Inc. served as the advisor to Rex Energy in connection with the transaction.

About Rex Energy Corporation

Rex Energy Corporation is an independent oil and gas company operating in the Illinois Basin and the Appalachian Basin of the United States. The company has pursued a balanced growth strategy of exploiting its sizable inventory of lower risk developmental drilling locations, pursuing its higher potential exploration drilling prospects and actively seeking to acquire complementary oil and natural gas properties.

Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to significant potential, future earnings, cash flow, capital expenditures, production growth and planned number of wells, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and the occurrence of any unanticipated acquisition opportunities. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

For more information, contact:

Julia Williams, Investor Relations Coordinator

(814) 278-7130

jwilliams@rexenergycorp.com